UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2004

        KANA Software, Inc.
(Exact name of registrant as specified in its charter)

        Delaware
(State of Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(I.R.S. Employer Identification Number)

181 Constitution Drive
      Menlo Park, California 94025
(Address of principal executive offices, including zip code)

        (650) 614-8300
(Registrant's telephone number, including area code)

        Not Applicable
(Former name or former address, if changed since last report)

Item 5: OTHER EVENTS

On April 1, 2004, KANA announced that, based on preliminary information, its first quarter revenue was expected to be approximately $13 million, compared to $18 million in the first quarter of 2003. KANA also announced that it expects to incur a GAAP net loss per share of $0.13 to $0.16, compared to a loss of $0.17 per share in the first quarter of 2003, and that it had cash and short- term investments of approximately $33 million at March 31, 2004.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in the press release described above, and in this Current Report, regarding KANA's forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about KANA's expected revenue, operating results, cash flows, long- term success, new business and market position. All forward- looking statements are based upon information available to KANA as of the date such press release was issued, which may likely change, and KANA assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from KANA's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, cash management and our efforts to grow our sales, our reliance on large orders to meet our expected sales in a given period, our sales cycle, our ability to manage our expenses, our reliance on international development partners, competition, market acceptance of our products or services, and the effect of uncertain economic conditions on spending by our prospective customers. These and other factors are risks associated with KANA's business that may affect KANA's operating results and are discussed in KANA's filings with the Securities and Exchange Commission, including KANA's most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

SIGNATURE

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 5, 2004

KANA Software, Inc.

By:	/s/ John Huyett

John Huyett
Executive Vice President and Chief Financial Officer